UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
October 28, 2005
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-1770738
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
8400 Normandale Lake Boulevard
Minneapolis, Minnesota
55437
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
On October 28, 2005, Residential Capital Corporation issued a press release extending the expiration of the offer to exchange registered notes for unregistered notes that it sold to investors on June 24, 2005. The exchange offer will now expire at 5:00 p.m. (New York City time) on October 31, 2005, unless further extended. The text of the press release follows:
Residential Capital Corporation
Extends Exchange Offer
MINNEAPOLIS (October 28, 2005) — Residential Capital Corporation (“ResCap”) today announced that it has extended until 5:00 p.m. New York City time on October 31, 2005, unless further extended, the offer to exchange (the “Exchange Offer”) any and all of its unregistered Floating Rate Notes due 2007 (the “Private Floating Rate Notes”), 6.375% Notes due 2010 (the “Private 6.375% Notes”) and 6.875% Notes due 2015 (the “Private 6.875% Notes”) for its registered Floating Rate Notes due 2007, 6.375% Notes due 2010 and 6.875% Notes due 2015. As of 5:00 p.m. New York City time on October 27, 2005, $999,400,000 of the $1 billion aggregate Private Floating Rate Notes, $2,481,971,000 of the $2.5 billion aggregate Private 6.375% Notes and $499,860,000 of the $500 million aggregate Private 6.875% Notes had been tendered for exchange in the Exchange Offer.
Questions and requests for assistance and requests for copies of the Offer to Exchange relating to the Exchange Offer, a Letter of Transmittal or a Notice of Guaranteed Delivery should be directed to Deutsche Bank Trust Company Americas, the exchange agent for the Exchange Offer, at 1 (800) 735-7777.
About ResCap
Residential Capital Corporation (ResCap) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe and Latin America. Our diversified businesses — GMAC-RFC, GMAC Mortgage, Ditech.com, GMAC Bank and HomeComings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization on the secondary market. We also provide capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies. ResCap is an indirect wholly owned subsidiary of General Motors Acceptance Corporation (GMAC). For more information about our company, visit https://www.rescapholdings.com.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL CORPORATION (Registrant)

Dated:	October 28, 2005	/s/ Davee L. Olson

Davee L. Olson Chief Financial Officer